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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 8 - A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                          Lone Star Technologies, Inc.
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            (Exact name of registrant as specified in its charter)


                Delaware                                         75-2085454
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(State of incorporation or organization)                      (I.R.S. Employer
                                                             Identification No.)


  5501 LBJ Freeway, Suite 1200, Dallas, Texas                        75240
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   (Address of principal executive offices)                        (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class                Name of each exchange on which
          to be so registered                each class is to be registered
          -------------------                ------------------------------
     Common Stock, $1 Par Value              New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
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                               (Title of Class)

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ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES
          TO BE REGISTERED

          COMMON STOCK, $1 PAR VALUE

          The capital stock of Lone Star Technologies, Inc. (the "Company" or "Registrant") to be registered on the New York Stock Exchange, Inc. (the "Exchange") is the Registrant's Common Stock with a par value of $1 per share. Holders of Common Stock are entitled to one vote per share on all matters voted on by shareholders. Voting for directors is not cumulative. The Board of Directors is divided into three classes serving staggered three-year terms. There are no conversion rights, and there are no redemption or sinking fund provisions. Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor (subject to the rights of holders of any Preferred Stock). Common Stock does not have any preemptive rights. All outstanding shares of Common Stock are fully paid and nonassessable. Upon liquidation of the Company, after payment or provision for all liabilities and payment of any preferential amount in respect of Preferred Stock, holders of Common Stock are entitled to receive liquidating distributions of any remaining assets on a pro rata basis.

          No Preferred Stock is currently outstanding. The Board of Directors has authority to issue shares of Preferred Stock in one or more series and to determine and fix the rights and preferences of each such series with respect to the dividend rate, dividend payment dates, terms and conditions of redemption, amount payable in the event of voluntary or involuntary liquidation, sinking fund provisions, if any, the terms and conditions under which such shares may be converted into other securities of the Company and voting rights. Under Delaware law, the holders of any Preferred Stock which may be issued will be entitled to vote in connection with amendments to the Certificate of Incorporation which would increase or decrease the aggregate number of authorized shares of Preferred Stock, increase or decrease the par value of such shares, or alter or change the powers, preferences, or special rights of such shares so as to affect them adversely.

          Certain provisions of the Company's Certificate of Incorporation may make the Company a less attractive target for acquisition by an outsider who does not have the support of the Company's directors. The Certificate of Incorporation provides: (1) for a classified Board; (2) that directors may only be removed by the affirmative vote of 80% or more of the shares entitled to vote; (3) that certain business combinations will require the affirmative vote of the holders of at least 80% of the shares entitled to vote; and (4) that at least 80% of the shares entitled to vote must approve certain amendments to the Certificate of Incorporation. While the foregoing provisions will not necessarily prevent take-over attempts, they could discourage an attempt to obtain control of the Company in a transaction not approved by the Company's Board of Directors.

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ITEM 2.   EXHIBITS

          1. All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.

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                                  SIGNATURES

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                              LONE STAR TECHNOLOGIES, INC.

                              By   /s/ John P. Harbin
                                 --------------------------------------
                                   John P. Harbin
                                   Chairman, President and
                                   Chief Executive Officer

Date:  April 7, 1997

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